Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300
FACSIMILE: (212) 370-7889
www.egsllp.com

February 5, 2018

BioLife Solutions, Inc.

3303 Monte Villa Parkway

Bothell, Washington 98021

Re:	Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to BioLife Solutions, Inc, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed by the Company pursuant to Rule 415(a)(6) under the Securities Act to replace the Company’s expiring Registration Statement on Form S-3 (Registration No. 333-194697). Accordingly, the Registration Statement relates solely to the registration of the sale by the Company of up to an aggregate of 2,817,444 shares (the “Shares”) of the Company’s common stock issuable upon exercise of currently outstanding common stock warrants of the Company (the “Warrants”).

In connection with the opinion expressed herein, we have examined the Warrants and such additional documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when and if paid for and issued upon the exercise of the Warrants in accordance with their terms, such Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP